Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Holdings Limited Reports Third Quarter 2023 Results

GRAND CAYMAN, Cayman Islands (November 14, 2023) – Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), and its subsidiaries which are engaged in the business of tokenized Real World Assets (“RWAs”), initially in the form of Tokenized Reinsurance Securities, and reinsurance business solutions to property and casualty insurers, reported its results for the three and nine months ended September 30, 2023.

“We are pleased with our operational performance this year and the issuance by our subsidiary SurancePlus, of what we believe are the first Tokenized Reinsurance Securities sponsored by a subsidiary of a publicly-traded company,” commented Oxbridge Re Holdings Chairman and Chief Executive Officer Jay Madhu. “Investors in this year’s tokenized securities issued by SurancePlus are expected to receive an estimated 42% return on their investment in this treaty year,” Jay Madhu continued.

“This initiative is a testament to the success of the significant steps we have taken this year to fortify and diversify our business. The establishment of our new Web3 subsidiary, SurancePlus Inc., stands out as another remarkable achievement. The wholly-owned subsidiary was established without creating any debt or dilution to existing shareholders. We are very excited about the direction and potential of this new venture into RWA tokenization.”

“The company intends to position itself to exponentially grow our SurancePlus subsidiary as a pure RWA Web3 focused company by leveraging the significant steps we have taken this year. This will be done alongside the maintenance of our core and complimentary reinsurance business solutions to insurers in the Florida and the Gulf Coast states. According to forecasts from Boston Consulting Group, the tokenized RWA market is expected to grow exponentially over the next decade, with estimates of $16 trillion by 2030 as traditional financial institutions, including fiat currencies, equities, government bonds and real estate, continue to adopt blockchain technology. As an early entrant into this growing market, we are very excited about the potential our repositioning and new business lines will bring to our shareholders,” Mr. Madhu concluded.

Financial Performance

During the three months and nine months ended September 30, 2023, our new RWA tokenization Web3 focused subsidiary SurancePlus generated $300,000 in incentive, technology, origination and management (“ITOM”) fees on a token raise of approximately $2.4 million. On a consolidated basis, for the three months ended September 30, 2023, the Company generated a net loss of $7.3 million or $1.24 per basic and diluted common share compared to a net loss of $2.2 million or $0.37 per basic and diluted common share in the third quarter of 2022. The loss in the quarter is due primarily to an unrealized loss on other investments, representing our investment in Jet.AI Inc. For the nine months ended September 30, 2023, the Company generated a net loss of $7.2 million or $1.23 per basic and diluted common share compared to a net loss of $2.5 million or $0.43 per basic and diluted common share in the prior year. The increase in net loss was the result of an unrealized loss on other investments and equity securities more than offsetting the underwriting income and SurancePlus ITOM fee income compared with the prior year.

Net premiums earned for the three months ended September 30, 2023, were $549,000 compared to $591,000 in the same prior year period. For the nine months ended September 30, 2023, net premiums earned were $732,000 compared to $995,000 in the prior year. The decreases are due to the acceleration of premium recognition on one of the Company’s reinsurance contracts in the prior year due to a limit loss suffered during the prior year.

1

Total expenses were $688,000 for the three months ended September 30, 2023, compared to $1.5 million for the same period in the prior year. For the nine months ended September 30, 2023, total expenses were $1.8 million compared to $2.2 million in the prior year. The decrease in 2023 was due to the triggering of a limit loss on two of the Company’s reinsurance contracts in September 2022 due to the impact of Hurricane Ian, partially offset by lower policy acquisition costs and underwriting expenses and increased general and administrative expenses in 2023 due to inflationary expense fluctuations and the recognition of previously deferred offering costs.

At September 30, 2023, cash and cash equivalents, and restricted cash and cash equivalents were $3.6 million compared to $3.9 million at December 31, 2022.

Financial Ratios

Loss Ratio. The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio decreased to 0% for the nine months ended September 30, 2023, from 107.8% in the prior year wholly due to the limit losses suffered on one of the Company’s reinsurance contracts as a result of Hurricane Ian in September 2022.

Acquisition Cost Ratio. The acquisition cost ratio, which measures operational efficiency and compares policy acquisition costs with net premiums earned, decreased marginally from 11.1% for the nine-month period ended September 30, 2022 to 10.9% for the nine-month period ended September 30, 2023.

Expense Ratio. The expense ratio, which measures operating performance, compares policy acquisition costs and general and administrative expenses with net premiums earned. The expense ratio increased to 244.4% for the nine months ended September 30, 2023 from 116.6% in the prior year due to the higher general and administrative expenses incurred in 2023.

Combined ratio. The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. The combined ratio increased marginally to 244.4% for the nine months ended September 30, 2023 from 224.4% in the prior year due to the higher general and administrative expenses incurred in 2023.

Completion of Jet Token Business Combination

On August 7, 2023, an extraordinary general meeting at which the business combination with Jet Token, Inc. was approved by shareholders. In conjunction with the business combination it changed its name to Jet.AI Inc. (“Jet.AI”). The business combination was closed on August 10, 2023, and on August 11, 2023 its common stock and warrants began trading on the Nasdaq under the new ticker symbols JTAI and JTAIW. The Company’s beneficial interests in Jet.AI’s common stock, public warrants and preferred stock are recorded at fair value and are classified in “Other Investments” on the consolidated balance sheets.

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and-answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

2

Date: November 14, 2023

Time: 4.30 p.m. Eastern time

Toll-free number: 800 343-4136

International number: +1 203 518-9814

Conference ID (required): OXBRIDGE

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at 201 493-6280 or 877 804-2066.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com until November 28th, 2023.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13742639

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (www.OxbridgeRe.com) (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real World Assets (“RWAs”) as Tokenized Reinsurance Securities and reinsurance business solutions to property and casualty insurers, through its wholly owned subsidiaries Oxbridge Reinsurance Limited, Oxbridge Re NS, and SurancePlus Inc.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has reimagined Oxbridge Re NS’s investment product as Tokenized Reinsurance Securities, the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly-traded company. Investors complete the entire investment process online on United States Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”) regulated specialized digital platforms for the private market sales and transfers of digital securities.

SurancePlus’ digital securities are implemented using Web3 digital ecosystem technologies and fully comply with United States securities laws. Tokenized Reinsurance Securities embed Anti-Money Laundering and Know Your Customer controls that complement organizational controls that safeguard the investment. By digitizing reinsurance securities as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

3

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2023	At December 31, 2022
	(Unaudited)
Assets
Investments:
Equity securities, at fair value (cost: $1,926)	$608	642
Cash and cash equivalents	1,801	1,207
Restricted cash and cash equivalents	1,848	2,721
Accrued interest and dividend receivable	13	-
Premiums receivable	1,465	282
Loan Receivable	100	-
Other Investments	5,039	11,423
Due from Related Party	60	45
Deferred policy acquisition costs	161	-
Operating lease right-of-use assets	35	44
Prepayment and other assets	62	114
Prepaid Offering Costs	-	133
Property and equipment, net	5	5
Total assets	$11,197	16,616

Liabilities and Shareholders’ Equity
Unearned Premium	1,463	-
Other Liabilities - Delta Cat Re Token Holders	1,291	-
Notes payable to noteholders	118	216
Losses payable	-	1,073
Operating lease liabilities	35	44
Accounts payable and other liabilities	342	294
Total liabilities	3,249	1,627

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,870,234 and 5,769,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,684	32,482
Accumulated Deficit	(24,742)	(17,499)
Total shareholders’ equity	7,948	14,989
Total liabilities and shareholders’ equity	$11,197	16,616

4

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(expressed in thousands of U.S. Dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue
Assumed premiums	$-	-	2,196	705
Premiums ceded	-	-	-	(60)
Change in unearned premiums reserve	549	591	(1,464)	350

Net premiums earned	549	591	732	995
SurancePlus fee income	-	-	300	-
Net investment and other income	74	53	242	128
Net realized investment gain	-	-	-	27
Unrealized gain on other investments	(6,889)	(1,327)	(6,384)	(986)
Change in fair value of equity securities	(115)	(13)	(34)	(355)

Total revenue	(6,381)	(696)	(5,144)	(191)

Expenses
Losses and loss adjustment expenses	-	1,073	-	1,073
Policy acquisition costs and underwriting expenses	60	65	80	110
General and administrative expenses	628	323	1,709	1,050

Total expenses	688	1,461	1,789	2,233

Loss before income attributable to noteholders and tokenholders	(7,069)	(2,157)	(6,933)	(2,424)

Income attributable to noteholders and tokenholders	(231)	-	(310)	(43)

Net loss	$(7,300)	(2,157)	(7,243)	(2,467)

Loss per share
Basic and Diluted	$(1.24)	(0.37)	(1.23)	(0.43)

Weighted-average shares outstanding
Basic and Diluted	5,870,234	5,781,587	5,866,083	5,771,506

Performance ratios to net premiums earned:
Loss ratio	0.0%	181.6%	0.0%	107.8%
Acquisition cost ratio	10.9%	11.0%	10.9%	11.1%
Expense ratio	125.3%	65.7%	244.4%	116.6%
Combined ratio	125.3%	247.2%	244.4%	224.4%

5